[Letterhead of Foley & Lardner]



                                December 23, 1997



   VIA FACSIMILE

   Terry Rose Saunders
   30 N. LaSalle St., Suite 3200
   Chicago, Illinois  60602

             Re:  Barbieri v. Swing-N-Slide Corp., et al.

   Dear Terry:

             This letter is the memorandum of understanding regarding the settlement of the above-referenced lawsuit and related claims. We anticipate preparation and execution of formal settlement documents, including a stipulation of settlement. If you are in agreement regarding the terms of our understanding, please sign below as class counsel and return this letter to me at your soonest convenience.

             1. The defendants will pay the total amount of $700,000 to the classes.

             2. The amount of class counsel's fees and expenses will be determined by the Court. Any award of fees and costs will come out of the $700,000 amount and will not be in addition to this amount.

             3. Swing-N-Slide will pay the cost of providing notice to the classes in a form determined by the Court, but which is anticipated to including mailing and publication in some form.

             4. All of the defendants and their affiliated persons and entities, representatives, agents, insurers, and so forth will receive a full release of all claims that were made or could have been made by the classes in this litigation. The Court's approval of the releases is obviously a condition of settlement.

             5. The lawsuit and all claims made by the classes in the lawsuit will be dismissed on the merits and with prejudice.

             6. The defendants will make no admission of wrongdoing or liability.

             7. The class will also receive the benefit of the favored debenture purchase terms that you arranged with Marty Mann in early 1996.

                                      Very truly yours,


                                      /s/ Douglas Hagerman
                                      Douglas M. Hagerman

   cc:  John S. Skilton
        Theodore Low
        John Scotellaro

   Agreed this 31st day of December, 1997.


   /s/ Terry Rose Saunders
   Terry Rose Saunders
   Counsel for the plaintiff classes